Exhibit 16.1

FL Office

7951 SW 6th St., Suite. 216

Plantation, FL   33324

Tel:   954-424-2345

Fax:  954-424-2230

NC Office

19720 Jetton Road, 3rd Floor

Cornelius, NC   28031

Tel:  704-892-8733

Fax:  704-892-6487

March 5, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

Re:  Omega Commercial Finance Corporation

Ladies and Gentlemen:

We have read the statements made by Omega Commercial Finance Corporation, which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant.  We agree with the statements concerning our firm in such Current Report on Form 8-K.  We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly,

/s/ Michael J. Bongiovanni

www.ba-cpa.net